Exhibit 99.1

PRESS RELEASE June 22, 2011	For Immediate Release Contact: Investor Relations 631-444-8090 fax 631-444-8848 Applied DNA Sciences

Applied DNA Sciences Successfully Marks Mission-Critical Microchips
for the Department of Defense
Stellar Results Lead to Immediate Marking Program with Defense Logistics Agency

STONY BROOK, N.Y., June 22, 2010/Marketwire/ - Applied DNA Sciences, Inc. (OTCBB: APDN) has successfully completed a program to DNA mark microchips for the Defense Logistics Agency of the U.S. Department of Defense.  Used systematically, DNA marking could prevent counterfeit microchips, which might be defective and possibly dangerous, from entry at any point in the Department of Defense's supply chain.

The initial results were so successful that APDN has already been awarded a follow-on contract of almost $1 million to fully engage one of the government's microchip supply chains.  With interim deliverables that must be met, this final phase will include several Original Chip Manufacturers, distributors, board builders, system integrators and the Armed Forces.  By including the various supply chain participants, APDN can partner with government and industry to build a forensically secure supply chain from the source to the end-user.  APDN believes that the project could be a significant first step for the company toward a major role in supply chain defense with government, and in business-to-business relationships with Original Chip Manufacturers, distributors, and the manufacturers of printed circuit boards and finished electronic goods.

Results tell the story
APDN announced in a previous press release that it began marking microchips for a "government agency" which we did not name at the time. Our results in that first program demonstrated the ease of applying the forensic, botanical SigNature® DNA taggants at an Original Chip Manufacturer.   Once marked with DNA taggants, each microchip carries a "built-in" certificate of conformance to ensure authenticity and guard against counterfeiting.

The initial marking program proceeded in this way:
An Original Chip Manufacturer marked 100% of its production for a period of two months. The microchips themselves were scanned at the Original Chip Manufacturer facility, the DNA-marked outer packaging was scanned at a Distributor.  In a blind sampling, where both marked and unmarked chips were sampled, forensic analysis confirmed the authenticity of products DNA-marked as genuine.

Results:

●         100% distinction was made between DNA-marked and unmarked product and packaging
●         100% forensic authentication of DNA-marked product and packaging
●         No change was necessary to the production process

Exhibit 99.1

●         No adverse impact to mark-permanency quality assurance test results at the Original Chip Manufacturer
●         Marks were rapidly scanned without difficulty at both the Original Chip Manufacturer and the distributor
●         Marking was entirely non-destructive, as planned

A Cost Effective Approach to Preventing After-Market Counterfeits from Entering the Supply Chain
Pricing efficiency is attained even with modest volume levels, allowing for an Original Chip Manufacturer to mark entire production runs with minimal costs, yet securing maximum protection.  The benefit of DNA marking at the point of manufacture can then be shared by any and all participants in the supply chain through to the end-user, because non-destructive testing allows for absolute distinction between authentic and counterfeit product.  Every participant in the supply chain can then share the benefits of DNA marking, from the Original Chip Manufacturer to the end-user.

APDN CEO James Hayward commented: "Securing the complete supply chain for a ubiquitous technology like microchips generates an immediate return on investment in business-to-business relationships with the Original Chip Manufacturers, the electronic distributors and the builders of circuit boards.  When it comes to protecting our government and military supply chains, this is a return on investment measured not just in dollars, but in American lives saved."

War Fighter Support
As stated in the Defense Logistics Agency's 2011 Director's Guidance Report (http://www.dla.mil/library/guidance_2011.pdf), one of the Defense Logistics Agency's three strategic focus areas is 'War Fighter Support Enhancement' and an expected action is to "conduct an extensive Defense Logistics Agency operational evaluation team assessment and implement corrective actions as appropriate, including refined counterfeit-part risk-mitigation strategies."

As the former Director of the Defense Logistics Agency, retired Vice Admiral Ed Straw, commented, "Government and industry share a common interest in partnering to solve the issue of counterfeit microchips.  DNA marking represents a proactive technical step forward as a detection and prevention strategy against the growing problem of counterfeits.  Knowing how the War Fighters rely on microchips, I am proud to see this logistical security being led by the Defense Logistics Agency."

For photos and other media, please see our social media press release.

About Defense Logistics Agency
The Defense Logistics Agency is the Department of Defense's largest logistics combat support agency, providing worldwide logistics support in both peacetime and wartime to the military services as well as several civilian agencies and foreign countries.  The Agency sources and provides nearly 100 percent of the consumable items America's military forces need to operate . . . from food, fuel and energy, to uniforms, medical supplies, and construction and barrier equipment. Defense Logistics Agency also supplies about 84 percent of the military's spare parts.

Exhibit 99.1

About APDN
APDN sells patented DNA security solutions to protect products, brands and intellectual property from counterfeiting and diversion. SigNature DNA is a botanical mark used to authenticate products in a unique manner that essentially cannot be copied, and provide a forensic chain of evidence that can be used to prosecute perpetrators. To learn more, go to www.adnas.com where APDN routinely posts all press releases.

The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN's SEC reports and filings, including our Annual Report on Form 10-K, filed on December 15, 2010 and our subsequent quarterly reports on Form 10-Q.  APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

INVESTOR CONTACT: Debbie Bailey, 631-444-8090,
fax: 631-444-8848 MEDIA COTACT: Janice Meraglia 631-444-6293,
fax 631-444-8848 Web site: http://www.adnas.com
FCMN Contact: info@adnas.com